Brigham Exploration Closes on Sale of Anadarko Basin Granite Wash Assets and Announces Borrowing Base Redetermination

[ PR Newswire  ·  2007-09-27 ]

AUSTIN, Texas, Sept. 27 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced that it has closed on the sale of its previously announced Anadarko Basin Granite Wash divestiture package for total cash consideration of $36 million with an effective date of September 1, 2007. No current income taxes are expected to be incurred with the divestiture. The net proceeds from the sale were used to repay the entirety of borrowings outstanding under Brigham's senior credit facility with remaining funds placed on deposit. Brigham's estimated 3rd quarter 2007 production guidance remains unchanged at 42 to 45 MMcfe per day. Tristone Capital, LP acted as Brigham's advisor on the transaction.

Yesterday, Brigham also concluded its regularly scheduled senior credit facility borrowing base redetermination and, despite the sale of the aforementioned proved reserves, the borrowing base was left unchanged at $101 million. As disclosed in Brigham's quarterly and annual filings with the SEC, borrowing base availability is subject to covenants under the senior notes due in 2014. Based on these covenants, the divestiture had a minimal impact on borrowing base availability.

Commenting on the sale, Bud Brigham the Chairman, President and CEO stated, "We are very pleased to announce this transaction. The properties sold had current net production of 1.8 MMcfe per day and proved reserves of 23.5 Bcf of natural gas equivalent. These reserves were roughly 78% undeveloped, and utilizing a $6.50 per Mcf natural gas and $70 oil price the discounted PV10 value of these reserves was approximately $24.5 million relative to our $36 million in proceeds. Importantly, the sale of these non-strategic assets allows us to further focus our drilling activities in South Texas, Southern Louisiana, our remaining Anadarko Basin assets and the Rockies. In addition, the proceeds from the sale expand our corporate liquidity and will compliment cash flow in order to execute on our 2008 drilling program."

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENTS DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact: Rob Roosa, Finance Manager
(512) 427-3300